Exhibit 99.1

Contact:	Geoffrey Buscher
SBG Investor Relations
508-532-1790
IR@xerium.com

XERIUM TECHNOLOGIES REPORTS FOURTH QUARTER RESULTS

YOUNGSVILLE, N.C., March 11, 2009 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and rolls used primarily in the paper production process, today reported results for its fourth quarter ended December 31, 2008.

“I am pleased with our very meaningful progress during 2008 on our continuing journey to reduce our financial leverage, generate cash and pay down debt,” said Stephen Light, President, Chief Executive Officer and Chairman. “Never has our strategy been more appropriate to ensuring the financial health of our organization, as we, along with our industry, face unprecedented challenges. I believe our successes to date will continue to build momentum even as we are likely to endure additional stress during 2009, as reduced demand and excess paper inventories dampen sales throughout the industry.

“We are in compliance with all of our loan restrictions and covenants as of December 31, 2008 and expect to remain so throughout 2009. Late in 2008 we accelerated the pace of our operational efficiency programs, which already increased sales per employee by more than 5.5% during 2008, as we shed non-revenue generating costs. During 2009, we will further enhance operational efficiencies to generate cash and retire additional debt. We also plan to bring to market some of the most technologically advanced products that have been in our development process. These new products are designed to produce meaningful cost benefits and other value for our customers, as well as to generate more sustainable pricing for Xerium.

“We are realistic about the challenges we will be facing during 2009. We will work diligently to keep our strategy for debt reduction on track, with the achievable goal of exiting 2009 even stronger than we entered it.”

FOURTH QUARTER FINANCIAL HIGHLIGHTS

•

Consistent with its debt reduction strategy, during the fourth quarter of 2008 the Company made total debt payments of approximately $2 million, which, along with currency effects, reduced total debt by approximately $13 million to $617 million at December 31, 2008 from $630 million at September 30, 2008.

•

Excluding currency effects shown in the table below, fourth quarter 2008 net sales decreased 1.8% from the fourth quarter of 2007, with a decline of 3.4% in the clothing segment and an increase of 1.3% in the roll covers segment. See “Clothing Segment Highlights and “Roll Covers Segment Highlights” for further discussion. Net sales for the 2008 fourth quarter were $149.4 million, a 9.1% decrease from net sales for the 2007 fourth quarter of $164.2 million.

•

Gross margins remained relatively constant at 39.3% of net sales for the 2008 fourth quarter, compared to 39.7% for the 2007 fourth quarter, even though the Company offered price incentives to sell consigned inventories and convert customers to “make and ship” for the purposes of reducing working capital.

•

The Company recorded restructuring and impairment expenses of $10.1 million during the fourth quarter of 2008, including (i) a $7.1 million charge related to the previously announced plan to cease production at its Huyck Wangner clothing facility in Geelong, Australia by the end of the first quarter 2009 and to discontinue construction of its Vietnam clothing facility, (ii) asset impairment charges in the U.S. of approximately $1.0 million based upon the Company’s evaluation under SFAS No. 144, and (iii) an approximately $2.0 million charge related to the Company’s streamlining its operating structure and to improve its long-term competitiveness by closing and/or transferring production from certain of its manufacturing facilities and through headcount reductions.

•

Income from operations was $6.5 million in the fourth quarter of 2008 as compared with a loss from operations of $164.1 million in the fourth quarter of 2007, when the Company recorded a non-cash charge for goodwill impairment of $185.3 million related to its roll covers segment. Excluding the non-cash charge for goodwill impairment in the 2007 quarter, the decrease in income from operations in the fourth quarter of 2008 as compared with the fourth quarter or 2007 is also due to increased specific bad debt reserves of $4.5 million in 2008. See Non-GAAP Financial Measures “Impact of Significant 2008 and 2007 Events” below. Income from operations also decreased due to increased restructuring and impairments expenses of $8.5 million and a decrease in gross margins of $6.5 million.

•

Net loss for the fourth quarter of 2008 was $4.3 million, or a loss of $0.09 per diluted share, compared to a net loss for the fourth quarter of 2007 of $168.0 million, or a loss of $3.69 per diluted share. Included in the fourth quarter of 2007 is a non-cash charge for goodwill impairment of $185.3 million (less $18.3 million tax effect thereon). The fourth quarter of 2008 includes an increase in expense for specific bad debts of $4.5 million (less $0.5 million tax effect thereon). See Non-GAAP Financial Measures “Impact of Significant 2008 and 2007 Events” below. Also contributing to the net loss for the fourth quarter of 2008 as compared to the fourth quarter of 2007 were increased restructuring and impairments expenses of $8.5 million and a decrease in gross margins of $6.5 million.

•

Net cash generated by operating activities was $24.2 million for the 2008 fourth quarter, compared to $40.5 million for the fourth quarter of 2007. The decrease is principally attributable to lower net income, after adjusting for non-working capital changes, partially offset by the favorable working capital changes as a result of ongoing efforts to target a reduction in days sales outstanding and increases in inventory turns and days payables outstanding.

•

Adjusted EBITDA (as defined by the Company’s amended credit facility) was $24.6 million for the 2008 fourth quarter, compared to $36.5 million for the 2007 fourth quarter. See “EBITDA and Adjusted EBITDA Reconciliation” below.

•

In order to improve performance, the Company continues to target a reduction in days of receivables and increases in inventory turns and days of payables outstanding. During the 2008 fourth quarter, as compared with the 2007 fourth quarter, the Company reported that accounts receivables, as measured as a ratio of days of receivables, improved from 67 days to 54 days; inventory turns improved to 4.6 versus 3.2; and days of payables improved to 49 days compared to 45 days.

•	Cash on hand at December 31, 2008 was $34.7 million, compared to cash on hand at September 30, 2008 of $18.4 million, and $24.2 million at December 31, 2007.

•

During the year ended December 31, 2008, the Company made senior debt repayments of $24.4 million, compared to $10.9 million during the year ended December 31, 2007. At December 31, 2008, the Company had no borrowings outstanding under its revolving lines of credit, including the revolving credit facility under its senior credit facility and lines of credit in various foreign countries that are used to facilitate local short-term operating needs. The Company had an aggregate of $45.9 million available for additional borrowings under these revolving lines of credit at December 31, 2008.

•

Capital expenditures in the 2008 fourth quarter were $9.9 million, compared to $24.5 million in the 2007 fourth quarter. For the fiscal year ended December 31, 2008, capital expenditures were $39.0 million, which is lower than its target range of $44 to $47 million and as compared to $47.9 million for the fiscal year ended December 31, 2007. The Company targets 2009 capital expenditures to be approximately $42 million, as it completes obligations undertaken as part of its Vietnam initiative, and that capital expenditures in 2010 will be lower than those for 2009.

OTHER HIGHLIGHTS

•

As previously announced, on December 29, 2008, the Company received notification from the New York Stock Exchange (NYSE) that it was not in compliance with two NYSE standards for continued listing of the Company’s common stock on the exchange because the average closing price of the Company’s common stock was less than $1.00 per share over a consecutive 30 trading day period, and the Company’s average total market capitalization has been less than $75 million over the same period and its most recently reported stockholders’ equity was less than $75 million. The Company has six months from the date of receipt of the notification from the NYSE to bring its share price and average share price over $1.00. In addition, on February 12, 2009, the Company submitted a plan advising the NYSE of definitive actions the Company has taken, or plans to take, that would bring it into compliance with the market capitalization listing standards within 18 months of receipt of the notice, and the Company is awaiting the NYSE’s decision with respect to the plan. On February 26, 2009, the NYSE submitted to the Securities & Exchange Commission an immediately effective rule filing which suspends the NYSE’s $1.00 minimum price requirement on a temporary basis, initially through June 30, 2009. This will have the effect of extending the Company’s period for regaining compliance with the $1.00 listing standard.

•

Due to the global economic crisis and the lack of credit availability that may affect customer demand for products and their ability to pay their debts, the Company assessed the impact of this crisis on its customers and its industry, and changed its estimates of net realizable value of receivables and inventories during the third and fourth quarters of 2008. For example, two of the Company’s major customers, who collectively represent approximately 5% of 2008 revenues, have experienced recent financial difficulties. One of them filed for bankruptcy protection in January 2009 and we believe the other may be facing liquidity issues and potential credit refinancing during 2009. The Company has fully reserved for amounts due from these customers as of December 31, 2008; however, decreases in orders from these customers or future payment problems from these or other customers could have a material adverse effect on the Company’s sales and profitability.

•

The Company targets additional restructuring expenses of approximately $5 million to $6 million during 2009 primarily related to headcount reductions resulting from the integration of the regional management structure in North America and similar actions in Europe.

•

As a result of the Company’s previously announced decision to freeze benefit pension accruals under its Pension Plan for U.S. Salaried and Non-Union Hourly Employees and to no longer sponsor or fund its U.S. retiree health insurance program to certain retired U.S. employees, covered dependents, and beneficiaries, the Company targets a decrease in its pre-tax pension and post-retirement expense of approximately $2.8 million annually beginning in 2009, as compared with that of 2008, based on current estimates and assumptions. Actual results may differ materially from those indicated due to a number of factors, including changes in actuarial assumptions used and actual return on retirement plan assets.

•

The Company reduced its workforce by nearly 100 full-time employees in the 2008 fiscal year and anticipates that approximately 200 additional reductions will be implemented in the first quarter of 2009.

•

As of December 31, 2008, the Company was in compliance with all financial covenants, including covenants requiring compliance with minimum interest coverage, fixed charge coverage ratios and maximum leverage ratios and plans to be in compliance of such covenants through 2009.

•

The Company released an additional $25.2 million in “trapped cash” during the fourth quarter, having freed $29.6 million in the third quarter of 2008 and $1.9 million in trapped cash in the second quarter. The Company defines “trapped cash” as the amount of working capital on its balance sheet that is in excess of 50 days of outstanding accounts receivable, 6 inventory turns and 48 days of accounts payable outstanding.

•

As previously noted, the Company has prepared a reconciliation of Non-GAAP Financial Measures “Impact of Significant 2008 and 2007 Events” below to illustrate how management views the underlying operating results for the period. In summary, what is described in this reconciliation is the financial performance net of the effect of the substantial gains due to changes to certain of its U.S. pension plans and postretirement benefit plans and the impact of certain provisions for environmental matters and increased provisions for bad debts and slow-moving and obsolete inventory. The latter two items reflect the risk associated with the Company’s assessment of the global credit crisis and the potential impact on our customers.

SEGMENT INFORMATION

The following table presents net sales for the fourth quarter of 2008 and 2007 by segment and the effect of currency on pricing and translation on fourth quarter 2008 net sales:

(in millions):

	Net Sales Three Months Ended Dec. 31,		Decrease in net sales from Q4 2007 to Q4 2008	Decrease in Q4 2008 net sales due to currency translation*	Percent increase (decrease) in net sales from Q4 2007 to Q4 2008		**Change in Q4 2008 net sales due to currency effects on pricing	Percent increase (decrease) in net sales from Q4 2007 to Q4 2008 excluding effect of currency on pricing and translation
	2008	2007			Total	Excluding currency translation effect
Clothing	$95.9	$108.0	$(12.1)	$(10.8)	(11.2)%	(1.2)%	$2.3	(3.4)%
Roll Covers	53.5	56.2	(2.7)	(3.4)	(4.8)%	1.3%	—	1.3%
Total	$149.4	$164.2	$(14.8)	$(14.2)	(9.1)%	(0.4)%	$2.3	(1.8)%

*	Decrease in fourth quarter 2008 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales for the fourth quarter of 2007 from (ii) net sales for the fourth quarter of 2007 at the applicable average foreign currency exchange rate for the fourth quarter of 2008.

**	Change in the fourth quarter 2008 net sales due to currency effect on pricing relates to sales prices indexed in U.S. Dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

CLOTHING SEGMENT HIGHLIGHTS

•

Clothing segment sales declined 11.2% in the fourth quarter of 2008 to $95.9 million from $108.0 million in the fourth quarter of 2007 primarily due to unfavorable currency effects of $8.5 million and decreased sales in North America and Europe of approximately $4.0 million, partially offset by increased sales volume in Asia-Pacific.

•	Overall pricing levels in the clothing segment remained essentially unchanged during the fourth quarter of 2008, compared to the fourth quarter of 2007.

•

Clothing segment earnings declined 12.1% in the fourth quarter of 2008 to $22.7 million from $25.8 million in the fourth quarter of 2007, resulting primarily from increases in provisions for reserves of approximately $3 million against certain bad debts and non trade receivables stemming from the Company’s assessed impact of the global economic crisis on its customers and industry.

ROLL COVERS SEGMENT HIGHLIGHTS

•

Roll covers segment sales declined 4.8% to $53.5 million in the 2008 fourth quarter from $56.2 million in the 2007 fourth quarter. The decrease is primarily the result of unfavorable currency effects of $3.4 million, partially offset by increased sales in Asia-Pacific.

•	Overall pricing levels in the roll covers segment decreased by approximately 1.0% in the fourth quarter, compared to the prior year period.

•

Roll covers segment earnings for the quarter declined 34.1% to $9.5 million from $14.4 million in the 2007 quarter, primarily as a result of decreased gross margins due primarily to decreased pricing levels and increased inventory reserves stemming from the Company’s assessed impact of the global economic crisis on its customers and industry.

2008 FYE RESULTS

•

Consistent with its debt reduction strategy, during the year ended December 31, 2008, the Company made total debt payments of approximately $26 million, which, along with currency effects, reduced total debt by approximately $50 million to $617 million at December 31, 2008 from $667 million at December 31, 2007.

•	Net sales for 2008 increased 3.7% to $638.1 million. Excluding currency effects, 2008 net sales declined by 0.9%.

•

Net income for 2008 was $26.6 million or $0.58 per diluted share, compared to a net loss of $150.2 million, or a loss of $3.36 per diluted share in 2007. See Non-GAAP Financial Measures “Impact of Significant 2008 and 2007 Events” below.

•	Net cash generated by operating activities was $77.1 million in 2008, compared to $89.0 million in 2007.

•	Adjusted EBITDA (as defined by the Company’s amended credit facility), was $164.5 million, compared to $146.0 million in 2007. See “EBITDA and Adjusted EBITDA Reconciliation” below.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow morning:

Date:	Thursday, March 12, 2009
Start Time:	8:00 a.m. Eastern Time
Domestic Dial-In:	+1-800-257-1836
International Dial-In:	+1-303-262-2130

To participate on the call, please dial in at least 10 minutes prior to the scheduled start.

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company’s financial results as reported under generally accepted accounting principles (“GAAP”). The Company uses supplementary non-GAAP measures, including EBITDA and Adjusted EBITDA, to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income from operations (as determined in accordance with GAAP).

Additionally, the Company is presenting below “Impact of Significant 2008 and 2007 Events” to exclude significant items that management expects to be nonrecurring. Management believes that the presentation of this schedule helps to clarify the performance of its ongoing operations.

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 33 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,500 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements. Factors that could materially affect our actual results, levels of activity, performance or achievements include the following items: (i) our strategies and plans, including, but not limited to, those relating to the decrease in our financial leverage, developing new products and enhancing our operational efficiencies, may be revised or may not be implemented as planned and, even if implemented, may not result in the anticipated benefits; (ii)

our plan to achieve compliance with the NYSE continued listing standards may not be accepted by the NYSE, we may not achieve the goals we set in our plan and, even if we do, we may not be able to achieve compliance with the NYSE continued listing standards; (iii) our revenues and profitability could be adversely affected by fluctuations in currency exchange rates; (iv) our profitability would be reduced by a decline in the prices of our products; (v) our profitability could be adversely affected by fluctuations in interest rates; (vi) we may not be able to develop and market new products successfully or we may not be successful in competing against new technologies developed by competitors; (vii) changes in demand for our products could negatively impact our profitability; (viii) our credit facility contains restrictive covenants, including covenants requiring compliance with minimum interest coverage and fixed charge coverage ratios and maximum leverage ratios, that will require us to improve our performance over time in order to comply therewith; (ix) we may have insufficient cash to fund growth and unexpected cash needs after satisfying our debt service obligations due to our high degree of leverage and significant debt service obligations; (x) we are subject to the risk of weaker economic conditions in the locations around the world where we conduct business, including without limitation the current turmoil in the credit markets and the impact of the current global economic crisis on the paper industry and our customers; (xi) we may be required to incur significant costs to reorganize our operations in response to market changes in the paper industry; (xii) we are subject to the risk of terrorist attacks or an outbreak or escalation of any insurrection or armed conflict involving the United States or any other country in which we conduct business, or any other national or international calamity; (xiii) we are subject to any future changes in government regulation; (xiv) we are subject to any changes in U.S. or foreign government policies, laws and practices regarding the repatriation of funds or taxes and (xv) those other risks described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008 filed with the Securities and Exchange Commission and subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31
	2008	2007
	(dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$34,733	$24,218
Accounts receivable (net of allowance for doubtful accounts of $14,937 in 2008 and $5,367 in 2007)	94,049	113,256
Inventories	85,543	113,136
Prepaid expenses	4,844	6,287
Other current assets	14,938	29,441

Total current assets	234,107	286,338
Property and equipment, net	384,590	421,470
Goodwill	155,205	159,892
Intangible assets	32,129	17,381
Other assets	5,541	6,360

Total assets	$811,572	$891,441

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$—	$1,676
Accounts payable	53,076	44,842
Accrued expenses	83,139	61,070
Current maturities of long-term debt	39,687	19,253
Long-term debt classified as current	—	641,179

Total current liabilities	175,902	768,020
Long-term debt, net of current maturities and long-term debt classified as current	577,270	4,693
Deferred and long-term taxes	13,358	23,114
Pension, other postretirement and postemployment obligations	67,029	90,749
Other long-term liabilities	5,594	5,917
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares outstanding as of December 31, 2008 and 2007	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized; 46,257,772 and 46,028,003 shares outstanding as of December 31, 2008 and 2007, respectively	463	460
Paid-in capital	220,370	216,360
Accumulated deficit	(218,915)	(245,511)
Accumulated other comprehensive income (loss)	(29,499)	27,639

Total stockholders’ deficit	(27,581)	(1,052)

Total liabilities and stockholders’ deficit	$811,572	$891,441

See accompanying notes.

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007
	(dollars in thousands, except per share data)
Net sales	$149,452	$164,216	$638,139	$615,426

Costs and expenses:
Cost of products sold	90,704	98,979	394,467	361,913
Selling	17,738	20,019	80,175	79,157
General and administrative	21,790	19,881	92,112	70,218
Restructuring and impairments	10,106	1,575	16,968	7,733
Research and development	2,631	2,572	11,740	10,189
Curtailment/settlement gains	0	0	(39,968)	—
Goodwill impairment	0	185,300	—	185,300

	142,969	328,326	555,494	714,510

Income (loss) from operations	6,483	(164,110)	82,645	(99,084)

Interest expense	(16,815)	(16,386)	(60,328)	(54,609)
Interest income	528	597	1,824	1,483
Foreign exchange gain (loss)	3,012	334	6,356	(347)

Income (loss) before provision (benefit) for income taxes	(6,792)	(179,565)	30,497	(152,557)
Provision (benefit) for income taxes	(2,443)	(11,558)	3,901	(2,345)

Net income (loss)	$(4,349)	$(168,007)	$26,596	$(150,212)

Net income (loss) per share:
Basic	$(0.09)	$(3.69)	$0.58	$(3.36)

Diluted	$(0.09)	$(3.69)	$0.58	$(3.36)

Cash dividends per common share	$—	$0.1125	$—	$0.5625

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
	2008	2007
	(dollars in thousands)
Operating activities
Net income (loss)	$26,596	$(150,212)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment	—	185,300
Stock-based compensation	4,275	1,749
Depreciation	42,963	41,108
Amortization of other intangibles	2,965	4,432
Deferred financing cost amortization	4,670	3,676
Unrealized foreign exchange (gain) loss on revaluation of debt	(10,272)	4,198
Deferred taxes	(12,948)	(16,984)
Asset impairment	3,989	389
Gain on disposition of property and equipment	(3,080)	(1,367)
Change in the fair value of interest rate swaps	(1,668)	6,146
Curtailment/settlement gain	(39,968)	—
Provision for bad debt expense	11,397	1,740
Change in assets and liabilities which provided (used) cash:
Accounts receivable	431	4,096
Inventories	20,664	2,243
Prepaid expenses	1,190	(1,403)
Other current assets	1,389	983
Accounts payable and accrued expenses	24,230	7,246
Deferred and other long term liabilities	245	(4,320)

Net cash provided by operating activities	77,068	89,020

Investing activities
Capital expenditures, gross	(39,028)	(47,859)
Proceeds from disposals of property and equipment	4,528	2,961
Proceeds from dispositions of businesses	—	—
Payment for acquisitions, net of cash acquired	144	(12,298)
Other	(877)	(4)

Net cash used in investing activities	(35,233)	(57,200)

Financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	(1,776)	(8,207)
Proceeds from borrowings (maturities longer than 90 days)	2,687	5,435
Principal payments on debt	(24,429)	(10,890)
Cash dividends on common stock	—	(11,782)
Other	(8,794)	(1,793)

Net cash used in financing activities	(32,312)	(27,237)

Effect of exchange rate changes on cash flows	992	2,819

Net increase in cash	10,515	7,402
Cash and cash equivalents at beginning of year	24,218	16,816

Cash and cash equivalents at end of year	$34,733	$24,218

Interest payments	$64,059	$39,780

Income tax payments	$12,530	$10,981

Xerium Technologies, Inc.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA is defined in our credit facility and is EBITDA plus (i) restructuring or related impairment costs (not to exceed $12.0 million in the aggregate for 2007 and $5.0 million in the aggregate in each year thereafter), (ii) reserves for inventory in connection with plant closings, (iii) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (iv) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing, the legal reorganization of Brazilian subsidiaries and the preparation and closing of the existing credit agreement, (v) consolidated amendment/termination costs, which consist of costs incurred in connection with the consummation of the fourth and fifth amendments to the senior credit facility and the termination of the employment contract of the former Chief Executive Officer and transition to the new Chief Executive Officer, not to exceed $8.0 million in the aggregate, (vi) non-cash charges resulting from the application of purchase accounting, (vii) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (viii) expenses incurred not exceeding $7 million per year as a result of the repurchase, redemption or retention of our own common stock earned under equity compensation programs solely in order to make withholding tax payments. The amended credit agreement specified Adjusted EBITDA is $35,610,000 for the quarter ended March 31, 2008, which amount reflects an increase of $800,000 over the originally disclosed amount in the first quarter of 2008, related to the transition to the new Chief Executive Officer. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies.

The following table provides reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,
(in thousands)	2008	2007
Net cash provided by operating activities	$24,235	$40,517
Interest expense, net	16,287	15,789
Net change in operating assets and liabilities	(10,211)	(25,515)
Income tax benefit	(2,443)	(11,558)
Stock-based compensation	(3,501)	24
Deferred financing cost amortization	(1,131)	(944)
Deferred taxes	3,529	20,534
Asset impairment	(3,517)	—
Gain on disposition of property and equipment	443	144
Unrealized foreign exchange gain (loss) on indebtedness, net	7,762	(3,680)
Change in fair value of interest rate swaps	(330)	(1,941)
Goodwill impairment	—	(185,300)
Provision for bad debt expense	(11,397)	—

EBITDA	19,726	(151,930)
Amendment/termination costs	285	—
Unrealized foreign exchange (gain) loss on indebtedness, net (E)	—	3,680
Change in fair value of interest rate swaps (F)	(468)	(3,503)
Restructuring expenses (A)	—	1,575
Non-cash compensation and related expenses	1,235	(24)
Non-cash impairment charges (B)	3,517	185,300
Growth program costs (C)	—	1,197
Inventory write offs under restructuring programs	256	75
Non-recurring expenses related to cost reduction programs (D)	—	150

Adjusted EBITDA	$24,551	$36,520

(in thousands)
	Year Ended December 31,
	2008	2007
	(in thousands)
Net cash provided by operating activities	$77,068	$89,020
Interest expense, net	58,504	53,126
Net change in operating assets and liabilities	(48,149)	(8,845)
Income tax provision (benefit)	3,901	(2,345)
Stock-based compensation	(4,275)	(1,749)
Deferred financing cost amortization	(4,670)	(3,676)
Deferred taxes	12,948	16,984
Asset impairment	(3,989)	(389)
Unrealized foreign exchange gain (loss) on indebtedness, net	10,272	(4,198)
Gain on disposition of property and equipment	3,080	1,367
Change in fair value of interest rate swaps	1,668	(6,146)
Goodwill impairment	—	(185,300)
Curtailment/settlement gains	39,968	—
Provision for bad debt expense	(11,397)	(1,740)

EBITDA	134,929	(53,891)
Expenses related to debt or equity financing	—	—
Amendment/termination costs (G)	6,766	—
Unrealized foreign exchange (gain) loss on indebtedness, net (E)	(1,985)	4,198
Change in fair value of interest rate swaps (F)	13,686	(3,954)
Change in fair value of other derivatives	(2,126)	—
Restructuring expenses (A)	5,000	7,344
Non-cash compensation and related expenses	2,009	1,749
Non-cash impairment charges (B)	3,989	185,689
Growth program costs (C)	1,764	4,656
Inventory write-offs under restructuring programs	455	148
Non-recurring expenses resulting from cost reduction programs (D)	—	82

Adjusted EBITDA	$164,487	$146,021

(A)	Restructuring and related impairment costs, including growth program costs (in 2007) that can be added back to determine Adjusted EBITDA were capped at $5,000 for 2008 and $12,000 for 2007.
(B)	In accordance with the definition of Adjusted EBITDA in our credit facility, non-cash impairment charges resulting from application of Statement of Financial Accounting Standards Nos. 141, 142 and 144 have been added back to Adjusted EBITDA.
(C)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 30, 2008, growth program costs are not added back to Adjusted EBITDA for periods beginning after the quarter ended March 31, 2008. During 2007 and through the first quarter of 2008, growth programs were added back to Adjusted EBITDA based upon the credit facility agreement as in effect at that time. Growth programs were those intended to increase productivity and economic efficiency or our market share capacity, reduce cost structure, improve equipment utilization or provide additional regional capacity to better serve growth markets. Our growth program costs included expenses incurred for our lean manufacturing initiatives, expansion into Vietnam and other growth programs. The amount of growth programs was $5,321 in 2007, which was reduced above due to the cap as noted in (A).

(D)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 30, 2008, non-recurring expenses resulting from cost reduction programs are not added back to Adjusted EBITDA for periods beginning after the quarter ended March 31, 2008. Prior to that period, cost reduction programs were added back to Adjusted EBITDA based upon the credit facility agreement as in effect at that time and were comprised of the following:

	Year Ended December 31, 2008	Year Ended December 31, 2007
	(in thousands)
Environmental charges in connection with facilities closures pursuant to cost reduction programs (1)	$—	$(50)
Certain operating costs incurred in connection with the transition of production operations from closed facilities to other facilities (2)	—	132

Total	$—	$82

(1)	The 2007 amount reflects the reversal of amounts accrued in prior periods.
(2)	For 2007, the amount includes added operating costs related to restructuring programs in Italy.

(E)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 30, 2008, unrealized foreign exchange gains and losses on indebtedness are not added back to Adjusted EBITDA for periods beginning after the quarter ended March 31, 2008. Prior to that period, such gains and losses were added back to Adjusted EBITDA based upon the credit facility agreement as in effect at that time.
(F)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 30, 2008, interest expense added back to calculate Adjusted EBITDA excludes, for periods beginning after the quarter ended March 31, 2008, the effect of any non-cash gains and losses resulting from the marking to market of hedging obligations that has been charged to interest expense. Had this amended definition been in place for all periods presented, Adjusted EBITDA would have been $12,156 lower for 2008 and $6,146 lower for 2007.
(G)	For 2008, amendment/termination costs include $5,966 of costs incurred in connection with the consummation of the fourth and fifth amendments to the credit facility and an $800 increase to Adjusted EBITDA for the first quarter of 2008, in accordance with the agreement with our lenders.

Impact of Significant 2008 and 2007 Events

Due to the significant impact each of the items detailed below had on the Company’s results for 2008 and 2007, management believes the following Non-GAAP financial schedule provides useful information to investors regarding the Company’s results of operations and Adjusted EBITDA. Because the items excluded are not expected to be recurring, management believes that presenting the results without the effect of these items helps the assessment of the Company’s performance of its ongoing operations.

(in thousands)	Three Months Ended December 31, 2008			Year Ended December 31, 2008
	As Reported	Adjustments	Adjusted	As Reported	Adjustments	Adjusted
Net sales	149,452	0	149,452	638,139		638,139

Costs and expenses:
Cost of products sold (1)	90,704	0	90,704	394,467	(8,000)	386,467
Selling	17,738	0	17,738	80,175		80,175
General and administrative (2)	21,790	(4,500)	17,290	92,112	(16,700)	75,412
Restructuring and impairments	10,106	0	10,106	16,968		16,968
Research and development	2,631	0	2,631	11,740		11,740
Curtailment/settlement (3)	0	0	0	(39,968)	39,968	0

				—

	142,969	(4,500)	138,469	555,494	15,268	570,762

Income (loss) from operations	6,483	4,500	10,983	82,645	(15,268)	67,377

Interest expense	(16,815)	0	(16,815)	(60,328)		(60,328)
Interest income	528	0	528	1,824		1,824
Foreign exchange gain	3,012	0	3,012	6,356		6,356
	0	0	0	0		0

Income (loss) before provision for income taxes	(6,792)	4,500	(2,292)	30,497	(15,268)	15,229
Provision (benefit) for income taxes (4)	(2,443)	500	(1,943)	3,901	3,700	7,601

Net income (loss)	$(4,349)	$4,000	$(349)	$26,596	$(18,968)	$7,628

	Three Months Ended December 31, 2008			Year Ended December 31, 2008
	As Reported	Adjustments	Adjusted	As Reported	Adjustments	Adjusted
Adjusted EBITDA (5)	$22,151	$4,500	$26,651	$164,487	$(15,268)	$149,219

(in thousands)	Three Months Ended December 31, 2007			Year Ended December 31, 2007
	As Reported	Adjustments	Adjusted	As Reported	Adjustments	Adjusted
Net sales	$164,216		$164,216	$615,426		$615,426

Costs and expenses:
Cost of products sold	98,979		98,979	361,913		361,913
Selling	20,019		20,019	79,157		79,157
General and administrative	19,881		19,881	70,218		70,218
Restructuring and impairments	1,575		1,575	7,733		7,733
Research and development	2,572		2,572	10,189		10,189

Goodwill impairment	185,300	(185,300)	0	185,300	(185,300)	0

	328,326	(185,300)	143,026	714,510	(185,300)	529,210

Income (loss) from operations	(164,110)	185,300	21,190	(99,084)	185,300	86,216

Interest expense	(16,386)		(16,386)	(54,609)		(54,609)
Interest income	597		597	1,483		1,483
Foreign exchange gain (loss)	334		334	(347)		(347)
	0		0	0		0

Income (loss) before provision for income taxes	(179,565)	185,300	5,735	(152,557)	185,300	32,743
Provision (benefit) for income taxes	(11,558)	18,285	6,727	(2,345)	18,285	15,940

Net income (loss)	$(168,007)	$167,015	$(992)	$(150,212)	$167,015	$16,803

	Three Months Ended December 31, 2007			Year Ended December 31, 2007
	As Reported	Adjustments	Adjusted	As Reported	Adjustments	Adjusted
Adjusted EBITDA(5)	$36,520	$—	$36,520	$146,021	$—	$146,021

(1) The Company’s operations are highly dependent upon the paper production industry and the degree to which the paper industry is affected by global economic conditions and the availability of credit. The global economic crisis and the lack of credit availability may affect our customers’ demand for products and their ability to pay their debts; consequently, during the third quarter of 2008, the Company increased the reserve for slow moving and obsolete inventory by $8,000.

(2) As a result of the global economic crisis described above, the Company also increased its provision for bad debts by $8,100 and $4,500 during the third and fourth quarter of 2008, respectively. Additionally, the Company, while evaluating its facility in Australia, discovered the possibility of contamination at the facility. Subsequently the Company had a preliminary evaluation performed, which confirmed the existence of contamination and estimated preliminary costs to clean up the facility. Based upon this evaluation, the Company accrued in the third quarter of 2008, $4,100 as its best estimate of the remediation costs it expects to incur.

(3) During the third quarter of 2008, the Company made and communicated the following decisions related to certain of its U.S. pension plans, postretirement benefit plans and 401(k) plans:

a)

Freezing benefit pension accruals under its Pension Plan for U.S. Salaried and Non-Union Hourly Employees (the “Pension Plan”) effective December 31, 2008 so that future service beyond December 31, 2008 will no longer be credited under the Pension Plan. Employees who are vested as of December 31, 2008 will be entitled to their benefit earned as of December 31, 2008. Current employees who are not vested as of December 31, 2008 will be entitled to their benefit earned as of December 31, 2008 upon five years of continuous employment from date of hire.

b)	No longer sponsoring or funding, as of December 31, 2008, its U.S. retiree health insurance program under which the Company offered health care benefits to a certain group of retired U.S. employees and their covered dependents and beneficiaries.

c)	Increasing its 401(k) plan match in the United States from 4% of eligible compensation to 6% as of January 1, 2009. Subsequently, after January 1, 2009 the Company announced that it will not implement this increase and instead will eliminate the employer match until further notice.

These decisions resulted in curtailment/settlement gains of approximately $40 million, which was recorded in the third quarter of 2008.

(4) The income tax impact of these adjustments was significantly less than the statutory rates because the majority of the curtailments/settlement gains were in the United States and the environmental matter was in Australia; jurisdictions for which we have net operating loss carryforwards and have established valuation allowances against deferred tax assets.

(5) The Company uses supplementary non-GAAP measures, including EBITDA and Adjusted EBITDA, to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness, to fund ongoing capital expenditures and to evaluate compliance with its bank covenants. As such, the Company believes that showing the impact of significant events on Adjusted EBITDA provides useful information to investors because it illustrates how the Company would have performed for purposes of its covenant compliance absent these unusual events. The “Significant 2008 and 2007 Events” impacted the “Net change in operating assets and liabilities”, “Income tax provision”, “Deferred taxes”, and “Curtailment/settlement gains” line items within the “EBITDA and Adjusted EBITDA Reconciliation”.